Exhibit 99.1

FOR IMMEDIATE RELEASE

Nephros Receives Non-Compliance Notification from Amex

New York, NY----October 3, 2007 --– On September 27, 2007, Nephros, Inc. (NEP:AMEX) received a warning letter from the American Stock Exchange (“the AMEX”) stating that the staff of the Amex Listing Qualifications Department has determined that Nephros is not in compliance with Section 121B(2)(c) of the Amex Company Guide, requiring that at least 50% of the directors of the board of directors of Nephros are independent directors.

Presently, the Board consists of five directors, two of whom are independent.  As such, Nephros is required to appoint one additional independent director to regain compliance.  This deficiency resulted from the reorganization of the Board in conjunction with the Company’s recent financing as disclosed in Nephros’ Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2007.

 The AMEX has given Nephros until December 26, 2007 to regain compliance with the independence requirement.  In setting this deadline, the AMEX has determined not to apply at this time the continued listing evaluation and follow-up procedures specified in Section 1009 of the Company Guide.

Nephros intends to fill the vacancy on the Board with an individual who qualifies as an independent director as soon as reasonably possible.  Accordingly, the Board has appointed a committee to review and present candidates for the full Board’s consideration.  Until Nephros is officially notified by the AMEX that it has regained compliance with the AMEX requirement, Nephros’ common stock will trade under the symbol “NEP.BC”.

“We thank the American Stock Exchange for its cooperation during Nephros’ current transition.  The Company is confident that we will be able to meet this listing requirement within the timeframe specified,” said Norman J. Barta, Chairman and CEO of Nephros.

About Nephros Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products, particularly its Mid-Dilution Hemodiafiltration therapy, are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing ESRD treatment methods; particularly with respect to substances known collectively as “middle molecules,” due to their molecular weight, that have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros products are currently being used in over fifty clinics in Europe, and are currently sold and distributed throughout Europe.

Nephros also markets a line of water filtration products, the Dual Stage Ultrafilter (DSU). The Company’s patented dual stage cold sterilization Ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses and parasites. The DSU proprietary design provides dual-stage filtration which reduces the risk of filtration failure. With initial focus on health care, the DSU is in a pilot-use program at a major medical center and has been selected for further development by the US Marine Corps. The Company considers the DSU a significant breakthrough in providing affordable and reliable water filtration. The DSU is based on Nephros’ proprietary water filtration technology originally designed for medical use in its H2H machine, and is a complimentary product line to the Company’s main focus, the ESRD therapy business.

For more information on Nephros please visit the Company’s website, www.nephros.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such statements include statements regarding the efficacy and intended use of the Company’s technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control.  Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) Nephros may not be able to satisfy its obligations when they become due and payable and meet its anticipated cash needs and may not be able to obtain funding if and when needed or on terms favorable to it in order to continue operations or fund its clinical trials; (ii) Nephros may not be able to continue as a going concern; (iii) Nephros may be unable to show progress consistent with its plan of compliance to meet the American Stock Exchange’s continued listing standards or may be otherwise unable to timely regain compliance with the AMEX listing standards; (iv) products that appeared promising to Nephros in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials; (v) Nephros may not obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vi) Nephros may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; (vii) HDF therapy may not be accepted in the United States and/or Nephros’ technology and products may not be accepted in current or future target markets, which could lead to failure to achieve market penetration of Nephros’ products; (viii) Nephros may not be able to sell its ESRD therapy or water filtration products at competitive prices or profitably; (ix) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products; (x) FDA approval relating to Nephros’ OLpūr HD190 filter may not facilitate or have any effect on the regulatory approval process for its other products; and (xi) Nephros may not be able to achieve sales growth in Europe or expand into other key geographic markets.  More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros’ filings with the Securities and Exchange Commission, including Nephros’ Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2006 and Nephros’ Quarterly Reports filed with the SEC on Form 10-QSB for the quarters ended June 30, 2007 and March 31, 2007.  Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACTS:

Norman Barta, CEO
Nephros, Inc.
212 781-5113

Paul G. Henning
Cameron Associates
212 554-5462
phenning@cameronassoc.com